As filed with the Securities and Exchange Commission on January 22, 2009
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

HMN FINANCIAL, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	41-1777397
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

1016 Civic Center Drive Northwest
PO Box 6057
Rochester, Minnesota 55901
Telephone: (507) 535-1200
(Address, including Zip Code, and Telephone Number, Including
Area Code, of Registrant’s Principal Executive Offices)

Jon Eberle
Senior Vice President, Chief Financial Officer and Treasurer
1016 Civic Center Drive Northwest
PO Box 6057
Rochester, Minnesota 55901
Telephone: (507) 535-1200
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Copies to:
David B. Miller
Gordon S. Weber
Faegre & Benson LLP
2200 Wells Fargo Center
90 South Seventh Street
Minneapolis, Minnesota 55402-3901
Telephone: (612) 766-7000
Facsimile: (612) 766-1600
     Approximate date of commencement of the proposed sale to the public: From time to time after this Registration Statement becomes effective.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment hereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed Maximum
Title of Each Class of Securities	Amount to be	Maximum Price	Aggregate Offering	Amount of
to be Registered	Registered	Per Share	Price	Registration Fee
Fixed Rate Cumulative Perpetual Preferred Stock, Series A, $.01 par value per share	26,000 shares	$1,000 (1)	$26,000,000 (1)	$1,021.80
Warrant to Purchase Common Stock, $.01 par value per share, and underlying shares of Common Stock(2)	833,333 shares(2)	$4.68 (3)	$3,899,999 (3)	$153.27
TOTAL:				$1,175.07

(1)	Calculated in accordance with Rule 457 and includes such additional number of shares of Fixed Rate Cumulative Perpetual Preferred, Series A, of a currently indeterminable amount, as may from time to time become issuable by reason of stock splits, stock dividends or similar transactions.

(2)	In addition to the Fixed Rate Cumulative Perpetual Preferred Stock, Series A, there are being registered hereunder (a) a warrant for the purchase of 833,333 shares of common stock with an initial per share exercise price of $4.68, (b) the 833,333 shares of common stock issuable upon exercise of such warrant and (c) such additional number of shares of common stock, of a currently indeterminable amount, as may from time to time become issuable by reason of stock splits, stock dividends and certain anti-dilution provisions set forth in such warrant, which shares of common stock are registered hereunder pursuant to Rule 416.

(3)	Calculated in accordance with Rule 457(i) with respect to the per share exercise price of the warrant of $4.68.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling securityholders may not sell these securities or accept an offer to buy these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where such offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 22, 2009
PROSPECTUS
HMN FINANCIAL, INC.
FIXED RATE CUMULATIVE PERPETUAL PREFERRED STOCK, SERIES A
WARRANT TO PURCHASE 833,333 SHARES OF COMMON STOCK
833,333 SHARES OF COMMON STOCK
     This prospectus relates to the potential resale from time to time by selling securityholders of up to 26,000 shares of our fixed rate cumulative perpetual preferred stock, series A, $.01 par value per share, or series A preferred stock, a warrant to purchase 833,333 shares of our common stock and any shares of common stock issuable upon the exercise of the warrant. In this prospectus, we refer to the shares of series A preferred stock, the warrant, and the shares of common stock issuable upon exercise of the warrant, collectively as the securities. The series A preferred stock and the warrant were originally issued by us pursuant to the Letter Agreement dated December 23, 2008, and the related Securities Purchase Agreement—Standard Terms, between us and the United States Department of the Treasury, or the Treasury, in a transaction exempt from the registration requirements of the Securities Act of 1933.
     The Treasury and its successors, including transferees, collectively, the selling securityholders, may offer the securities from time to time directly or through underwriters, broker-dealers or agents and in one or more public or private transactions and at fixed prices, prevailing market prices, at prices related to prevailing market prices or at negotiated prices. If these securities are sold through underwriters, broker-dealers or agents, the selling securityholders will be responsible for underwriting discounts or commissions or agents’ commissions.
     All of the proceeds from the sale of the securities covered by this prospectus will be received by the selling securityholders. We will not receive any proceeds from the sale of these securities.
     Neither the series A preferred stock nor the warrant is listed on an exchange. Unless requested by the Treasury, we do not intend to list the series A preferred stock or the warrant on any exchange.
     Our common stock trades on the NASDAQ Global Market under the ticker symbol “HMNF.” On January 21, 2009, the closing price of our common stock was $3.862 per share. We urge you to obtain current market quotations of our common stock.
     Investing in our securities involves risks. See “Risk Factors” beginning on page 2 of this prospectus.
     Our principal executive offices are located at 1016 Civic Center Drive Northwest, Rochester, Minnesota 55901, and our telephone number is (507) 535-1200.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
     These securities are not savings accounts, deposits or other obligations of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.
The date of this prospectus is January __, 2009.

ABOUT THIS PROSPECTUS
     This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission using a “shelf” registration process. Under this shelf registration process, the selling securityholders may, from time to time, offer and sell the securities described in this prospectus in one or more offerings.
     This prospectus provides you with a general description of the securities that the selling securityholders may offer hereunder. We may provide a prospectus supplement containing specific information about the terms of a particular offering by the selling securityholders. The prospectus supplement may also add, update or change information contained in this prospectus. If the information in this prospectus is inconsistent with a prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and, if applicable, any prospectus supplement. See “Where You Can Find More Information” for more information.
     In this prospectus, “HMN Financial, Inc.,” “HMN,” “the Company,” “we,” “our,” “us” and similar terms refer to HMN Financial, Inc. and its subsidiaries on a consolidated basis, unless the context otherwise requires.
     You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. Neither we nor the selling securityholders have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The selling securityholders will not make an offer of these securities in any jurisdiction where it is unlawful. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our securities.
FORWARD-LOOKING STATEMENTS
     This prospectus and the documents incorporated by reference contain statements that are considered “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In addition, HMN and its management may make other written or oral communications from time to time that contain forward-looking statements. Forward-looking statements, including statements about industry trends, management’s future expectations and other matters that do not relate strictly to historical facts, are based on assumptions by management, and are often identified by such forward-looking terminology as ''expect,” “intend,” “look,” “believe,” “anticipate,” “estimate,” “project,” “seek,” “may,” “will,” “would,” “could,” “should,” “trend,” “target,” and “goal” or similar statements or variations of such terms. Forward-looking statements may include, among other things, statements about HMN’s confidence in its strategies and its expectations about financial performance, market growth, market and regulatory trends and developments, acquisitions and divestitures, new technologies, services and opportunities and earnings.
     Forward-looking statements are subject to various risks and uncertainties, which change over time, are based on management’s expectations and assumptions at the time the statements are made, and are not guarantees of future results. Management’s expectations and assumptions, and the continued validity of the forward-looking statements, are subject to change due to a broad range of factors affecting the national and global economies, the equity, debt, currency and other financial markets, as well as factors specific to HMN and its subsidiaries. These factors include but are not limited to the adequacy and marketability of real estate securing loans to borrowers, possible legislative and regulatory changes and adverse economic, business and competitive developments such as shrinking interest margins, reduced collateral values, deposit outflows, reduced demand for financial services and loan products, changes in accounting policies and guidelines, or monetary and fiscal policies of the federal government or tax laws, our participation in the United States Department of Treasury’s Capital Purchase Program under the Emergency Economic Stabilization Act of 2008, international economic developments, changes in credit, market or other risks posed by HMN’s loan and investment portfolios, technological, computer-related or operational difficulties, adverse changes in securities markets, results of litigation or other significant uncertainties.
     Actual outcomes and results may differ materially from what is expressed in our forward-looking statements and from our historical financial results due to the factors discussed elsewhere in this prospectus or disclosed in our other Commission filings. Forward-looking statements speak only as of the date on which they were made and should not be relied upon as representing our expectations or beliefs as of any subsequent date. HMN undertakes no obligation to revise the forward-looking statements contained in this prospectus. The factors discussed herein are not intended to be a complete summary of all risks and uncertainties that may affect our businesses. We cannot anticipate all potential economic, operational and financial developments that may adversely impact our operations and our financial results.

ABOUT HMN FINANCIAL, INC.
     HMN Financial, Inc. is a stock savings bank holding company that owns 100% of Home Federal Savings Bank, or the Bank. The Bank has a community banking philosophy and operates retail banking and loan production facilities in Minnesota and Iowa. The Bank has one wholly owned subsidiary, Osterud Insurance Agency, Inc., which offers financial planning products and services. HMN has another wholly owned subsidiary, Security Finance Corporation, which acts as an intermediary for the Bank in transacting like-kind property exchanges for Bank customers. HMN is incorporated under the laws of the State of Delaware.
     Our principal executive offices are located at 1016 Civic Center Drive Northwest, Rochester, Minnesota 55901, and our telephone number is (507) 535-1200. Our website is located at www.justcallhome.com. Information on this website does not constitute part of this prospectus.
RISK FACTORS
     An investment in our securities involves significant risks. You should carefully consider the risks and uncertainties and the risk factors set forth in the documents and reports filed with the SEC that are incorporated by reference into this prospectus, the risks described below, as well as any risks described in any applicable prospectus supplement, before you make an investment decision regarding the securities. Additional risks and uncertainties not presently known to us or that currently seem immaterial may also affect our business operations.
The price of our common stock has been volatile and could continue to fluctuate in the future.
     During the year ended December 31, 2008, the closing price of our common stock on the NASDAQ Global Market ranged from $3.13 to $25.49 per share. Our closing sale price on January 20, 2009 was $4.20 per share. Our stock generally trades in low volumes and its price may fluctuate in response to a number of events and factors, including, but not limited to, variations in operating results, litigation or governmental proceedings, market perceptions of our financial reporting, changes in financial estimates and recommendations by securities analysts, the operating and stock price performance of other companies that investors may deem comparable to us, and news reports relating to trends in our markets or general economic conditions.
We may issue additional stock, or reissue shares of treasury stock, without shareholder consent.
     We have authorized 11,000,000 shares of common stock, of which 4,167,630 shares were issued and outstanding, 4,961,032 shares were held as treasury stock, and 1,871,338 shares were unissued, as of January 20, 2009. We have 1,128,728 shares reserved for issuance pursuant to outstanding warrants and our equity incentive plans. The board of directors has authority, without action or vote of the shareholders, to issue all or part of the authorized but unissued shares and to reissue all of the treasury shares. Additional shares may be issued, or treasury shares reissued, in connection with future financing, acquisitions, employee stock plans, or otherwise. Any such issuance, or reissuance, will dilute the percentage ownership of existing stockholders. We are also currently authorized to issue up to 500,000 shares of preferred stock. As of January 20, 2009, the shares of our preferred stock that were issued and outstanding were 26,000 shares of our fixed rate cumulative perpetual preferred stock, series A, $.01 par value. These shares have a preference in payment of dividends and proceeds of any liquidation relative to our common stock. Under our articles of incorporation, our board of directors can issue additional preferred stock in one or more series and fix the terms of such stock without shareholder approval. Preferred stock may include the right to vote as a series on particular matters, preferences as to dividends and liquidation, conversion and redemption rights and sinking fund provisions. The issuance of preferred stock could adversely affect the rights of the holders of common stock and reduce the value of the common stock. In addition, specific rights granted to holders of preferred stock could be used to restrict our ability to merge with or sell our assets to a third party.
Future sale of shares of our common stock in the public market could depress our stock price.
     Upon the effectiveness of this registration statement, the selling securityholders may sell their securities in the public market through any means described in the section hereof entitled “Plan of Distribution.” Shares issuable upon exercise of the warrant represent beneficial ownership of approximately 16.7% of our common stock as of the date of this prospectus. Sales of substantial amounts of our common stock, whether under this or another registration statement, or the perception that those sales could occur may adversely affect the market price of our common stock.
Our ability to pay dividends or repurchase our common stock is limited.
     We are a stock savings bank holding company and our operations are conducted primarily by our banking subsidiary, Home Federal Savings Bank. Since we receive substantially all of our revenue from dividends from our banking subsidiary, our ability to pay dividends on our common stock depends on our receipt of dividends from our banking subsidiary. Dividend payments from our banking subsidiary are subject to legal and regulatory limitations, generally based on net income and retained earnings. The ability of our banking subsidiary to pay dividends to us is also subject to its profitability, financial condition, capital expenditures and other cash flow requirements. On October 20, 2008, we announced that our board of directors had decided to suspend the payment of quarterly cash dividends on shares of our common stock. There is no assurance that our banking subsidiary will be able to pay dividends to us in the future or that we will generate adequate cash flow to pay dividends in the future. The inability to receive dividends from our banking subsidiary could have an adverse affect on our business and financial conditions.
     Prior to the earlier of December 23, 2011, or the date on which all of the series A preferred stock has been redeemed or Treasury has transferred all of the shares of series A preferred stock to third parties that are not affiliates of Treasury, we may not, without the consent of Treasury, declare or pay a dividend or make any distribution on our common stock, other than regular quarterly cash dividends of not more than $0.25 per share, the amount of the last quarterly cash dividend per share declared on our common stock prior to October 14, 2008, as adjusted for any stock split, stock dividend, reverse stock split, reclassification or similar transaction; dividends payable solely in shares of our common stock; and dividends or distributions of rights or Junior Stock in connection with a stockholders’ rights plan. So long as any shares of our series A preferred stock remain outstanding, unless all accrued and unpaid dividends for all prior dividend periods have been paid or are contemporaneously declared and paid in full on our series A preferred stock, we may not pay or declare any dividend on our common stock or other junior stock, other than a dividend payable solely in common stock.
     In addition, prior to the earlier of December 23, 2011, or the date on which all of the series A preferred stock has been redeemed or Treasury has transferred all of the shares of series A preferred stock to third parties that are not affiliates of Treasury, we may not, without the consent of Treasury, redeem, purchase or acquire any shares of our common stock or other capital stock or other equity securities, or any trust preferred securities that we issued, other than for limited exceptions, including:
•	redemptions, purchases or other acquisitions of the series A preferred stock;

•	redemptions, purchases or other acquisitions of shares of common stock or other any other class or series of our stock the terms of which expressly provide that it ranks junior to the series A preferred stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up, in each case in connection with the administration of any employee benefit plan in the ordinary course of business (including purchases to offset the increase in the number of diluted shares outstanding resulting from the grant, vesting or exercise of equity-based compensation to employees and equitably adjusted for any stock split, stock dividend, reverse stock split, reclassification or similar transaction (as defined below) pursuant to a publicly announced repurchase plan) and consistent with past practice; and

•	the acquisition by us or any of the our subsidiaries of record ownership in our common stock and any of our other class or series of stock the terms of which expressly provide that it ranks junior to the series A preferred stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up or any of our class or series of stock the terms of which do not expressly provide that such class or series will rank senior or junior to the series A preferred stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up, for the beneficial ownership of any persons other than us, including as trustees or custodians.
Provisions of our certificate of incorporation and bylaws, as well as Delaware and federal law, may discourage, delay or prevent an acquisition of control of us, even in situations that may be viewed as desirable by our stockholders.
     Provisions included in our certificate of incorporation and bylaws, as well as provisions of the Delaware General Corporation Law and federal law, may discourage, delay or prevent potential acquisitions of control of us, particularly when attempted in a transaction that is not negotiated directly with, and approved by, our board of directors, despite perceived short-term benefits to our stockholders, such as in increase in the trading price of our common stock.
     Specifically, our certificate of incorporation and bylaws include provisions that:
•	limit the voting power of shares held by a stockholder beneficially owning in excess of 10% of the outstanding shares of our common stock;

•	require that, with limited exceptions, business combinations between us and a stockholder beneficially owning in excess of 10% of the outstanding shares of our stock entitled to vote in the election of directors be approved by at least 80% of the total number of our outstanding voting shares;

•	require that prior to acquiring shares from a stockholder that owns 5% or more of our voting stock, with limited exception, holders of 80% or more of our voting stock outstanding, other than shares held by the selling stockholder, must approve the transaction;

•	divide our board of directors, other than directors who may be elected by a class or series of preferred stock, into three classes serving staggered three-year terms and provide that a director may only be removed prior to the expiration of a term for cause by the affirmative vote of the holders of at least 80% of the voting power of all of the outstanding shares of capital stock entitled to vote in an election of directors;

•	require that a special meeting of stockholders be called pursuant to a resolution adopted by a majority of our board of directors;

•	require advance notice of nominations if directors to be made, or business to be brought, by stockholders at our annual meetings;

•	authorize the issuance of preferred stock with such designations, rights and preferences as may be determined from time to time by our board of directors; and

•	require that amendments to (i) our certificate of incorporation be approved by a two-thirds vote of our board of directors and by a majority of the outstanding shares of our voting stock or, with respect to the amendment of certain provisions (regarding, among other things, provisions relating to number, classification, election and removal of directors, amendment of the bylaws, call of special stockholder meetings, acquisitions of control, director liability, and certain business combinations), by 80% of the outstanding shares of our voting stock, and (ii) our bylaws be approved by a majority vote of our board of directors or the affirmative vote of at least 80% of the total votes eligible to be voted at a duly constituted meeting of stockholders.
     We are subject to the provisions of Section 203 of the Delaware General Corporation Law, which prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a “business combination” includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an “interested stockholder” is a person who, either alone or together with affiliates and associates, owns (or within the past three years, did own) 15% or more of the corporation’s voting stock.
     Furthermore, federal law requires OTS approval prior to any direct or indirect acquisition of control (as defined in OTS regulations) of our banking subsidiary, including any acquisition of control of us.
USE OF PROCEEDS
     We will not receive any proceeds from any sale of the securities by the selling securityholders.
RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS
     No shares of the series A preferred stock, or any other class of preferred stock, were outstanding during the years ended December 31, 2007, 2006, 2005, 2004 and 2003, or during the nine months ended September 30, 2008, and we did not pay preferred stock dividends during these periods. Consequently, the ratios of earnings to fixed charges and preferred dividends are the same as the ratios of earnings to fixed charges for the same periods listed above. The ratios of earnings to fixed charges for the nine months ended September 30, 2008 and the years ended December 31, 2007, 2006, 2005, 2004 and 2003 are as follows:
Consolidated Ratios of Earnings to Fixed Charges

	Nine months ended		Years ended December 31,
	September 30, 2008		2007	2006	2005	2004	2003
Excluding interest on deposits	—	(1)	3.96x	2.77x	3.33x	2.55x	2.33x
Including interest on deposits	—	(1)	1.41x	1.42x	1.69x	1.63x	1.66x

(1)	For the nine months ended September 30, 2008, earnings would have needed to increase, or fixed charges would have needed to decrease, by $10.3 million to bring the ratio to 1.0x.
     For purposes of computing these ratios, earnings represent income or loss before income tax expense and fixed charges. Fixed charges, excluding interest on deposits, include interest (other than on deposits), whether expensed or capitalized. Fixed charges, including interest on deposits, consist of the foregoing items plus interest on deposits.
     During the first five years while it is outstanding, annual cumulative dividends payable on the series A preferred stock will be $1.3 million, equivalent to approximately $2.3 million of pre-tax income at an effective tax rate of 42.9%, which was our effective tax rate for the first nine months of 2008, excluding the effect of a goodwill impairment charge.
DESCRIPTION OF SERIES A PREFERRED STOCK
     The following is a brief description of the terms of the series A preferred stock that may be resold by the selling securityholders. This summary does not purport to be complete in all respects. This description is subject to, and qualified in its entirety by, reference to our certificate of incorporation, as amended, including the certificate of designations with respect to the series A preferred stock, copies of which have been filed with the SEC and are also available upon request from us.
General
     Under our certificate of incorporation, as amended, we have authority to issue up to 500,000 shares of preferred stock, par value $.01 per share. Of such number of shares of preferred stock, 26,000 shares have been designated as series A preferred stock, all of which shares of series A preferred stock were issued to the Treasury in a transaction exempt from the registration requirements of the

Securities Act. The issued and outstanding shares of series A preferred stock are validly issued, fully paid and nonassessable. No other shares of preferred stock are issued and outstanding as of the date hereof.
Dividends Payable on Shares of Series A Preferred Stock
     Holders of shares of series A preferred stock are entitled to receive if, as and when declared by our board of directors or a duly authorized committee of the board, out of assets legally available for payment, cumulative cash dividends at a rate per annum of 5% per share on a liquidation preference of $1,000 per share of series A preferred stock with respect to each dividend period from December 23, 2008 to, but excluding, February 15, 2014. From and after February 15, 2014, holders of shares of series A preferred stock are entitled to receive cumulative cash dividends at a rate per annum of 9% per share on a liquidation preference of $1,000 per share of series A preferred stock with respect to each dividend period thereafter.
     Dividends are payable quarterly in arrears on each February 15, May 15, August 15 and November 15, each a “dividend payment date,” starting with February 15, 2009. If any dividend payment date is not a business day, then the next business day will be the applicable dividend payment date, and no additional dividends will accrue as a result of the applicable postponement of the dividend payment date. Dividends payable during any dividend period are computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends payable with respect to the series A preferred stock are payable to holders of record of shares of series A preferred stock on the date that is 15 calendar days immediately preceding the applicable dividend payment date or such other record date as the board of directors or any duly authorized committee of the board determines, so long as such record date is not more than 60 nor less than 10 days prior to the applicable dividend payment date.
     If we determine not to pay any dividend or a full dividend with respect to the series A preferred stock, we are required to provide written notice to the holders of shares of series A preferred stock prior to the applicable dividend payment date.
     Since we receive substantially all of our revenue from dividends from Home Federal Savings Bank, our ability to pay dividends on our common stock or preferred stock depends on our receipt of dividends from Home Federal Savings Bank. Dividend payments from Home Federal Savings Bank are subject to legal and regulatory limitations, generally based on net income and retained earnings. The ability of Home Federal Savings Bank to pay dividends to us is also subject to its profitability, financial condition, capital expenditures and other cash flow requirements. In addition, we are subject to Delaware state laws relating to the payment of dividends.
Priority of Dividends
     With respect to the payment of dividends and the amounts to be paid upon liquidation, the series A preferred stock will rank:
•	senior to our common stock and all other equity securities designated as ranking junior to the series A preferred stock; and

•	at least equally with all other equity securities designated as ranking on a parity with the series A preferred stock, or parity stock, with respect to the payment of dividends and distribution upon any liquidation, dissolution or winding-up of HMN.
     So long as any shares of series A preferred stock remain outstanding, unless all accrued and unpaid dividends for all prior dividend periods have been paid or are contemporaneously declared and paid in full, no dividend whatsoever shall be paid or declared on the common stock or other junior stock, other than a dividend payable solely in common stock. We and our subsidiaries also may not purchase, redeem or otherwise acquire for consideration any shares of our common stock or other junior stock unless we have paid in full all accrued dividends on the series A preferred stock for all prior dividend periods, other than:
•	purchases, redemptions or other acquisitions of our common stock or other junior stock in connection with the administration of our employee benefit plans in the ordinary course of business pursuant to a publicly announced repurchase plan up to the increase in diluted shares outstanding resulting from the grant, vesting or exercise of equity-based compensation;

•	purchases or other acquisitions by broker-dealer subsidiaries of HMN solely for the purpose of market-making, stabilization or customer facilitation transactions in junior stock or parity stock in the ordinary course of its business;

•	purchases or other acquisitions by broker-dealer subsidiaries of HMN for resale pursuant to an offering by us of our stock that is underwritten by the related broker-dealer subsidiary;

•	any dividends or distributions of rights or junior stock in connection with any stockholders’ rights plan or repurchases of rights pursuant to any stockholders’ rights plan;

•	acquisition of record ownership of junior stock or parity stock for the beneficial ownership of any other person who is not HMN or a subsidiary of HMN, including as trustee or custodian; and

•	the exchange or conversion of junior stock for or into other junior stock or of parity stock for or into other parity stock or junior stock but only to the extent that such acquisition is required pursuant to binding contractual agreements entered into before December 23, 2008 or any subsequent agreement for the accelerated exercise, settlement or exchange thereof for common stock.
     If we repurchase shares of series A preferred stock from a holder other than the Treasury, we must offer to repurchase a ratable portion of the series A preferred stock then held by the Treasury.
     On any dividend payment date for which full dividends are not paid, or declared and funds set aside therefor, on the series A preferred stock and any other parity stock, all dividends paid or declared for payment on that dividend payment date (or, with respect to parity stock with a different dividend payment date, on the applicable dividend date therefor falling within the dividend period and related to the dividend payment date for the series A preferred stock), with respect to the series A preferred stock and any other parity stock shall be declared ratably among the holders of any such shares who have the right to receive dividends, in proportion to the respective amounts of the undeclared and unpaid dividends relating to the dividend period.
     Subject to the foregoing, such dividends (payable in cash, stock or otherwise) as may be determined by our board of directors, or a duly authorized committee of the board, may be declared and paid on our common stock and any other stock ranking equally with or junior to the series A preferred stock from time to time out of any funds legally available for such payment, and the series A preferred stock shall not be entitled to participate in any such dividend. Prior to the earlier of December 23, 2011, or the date on which all of the series A preferred stock has been redeemed or Treasury has transferred all of the shares of series A preferred stock to third parties that are not affiliates of Treasury, we may not, without the consent of Treasury, declare or pay a dividend or make any distribution on our common stock, other than regular quarterly cash dividends of not more than the amount of the last quarterly cash dividend per share declared or, if lower, publicly announced an intention to declare, on our common stock prior to October 14, 2008, as adjusted for any stock split, stock dividend, reverse stock split, reclassification or similar transaction; dividends payable solely in shares of our common stock; and dividends or distributions of rights or Junior Stock in connection with a stockholders’ rights plan.
Redemption
     The series A preferred stock may not be redeemed prior to February 15, 2012, unless we have received aggregate gross proceeds from one or more qualified equity offerings (as described below) equal to $6.5 million, which equals 25% of the aggregate liquidation amount of the series A preferred stock on the date of issuance. In such a case, we may redeem the series A preferred stock, subject to the approval of the Office of Thrift Supervision, or OTS, in whole or in part, upon notice as described below, up to a maximum amount equal to the aggregate net cash proceeds received by us from such qualified equity offerings. A “qualified equity offering” is a sale and issuance for cash by us, to persons other than HMN or its subsidiaries after December 23, 2008, of shares of perpetual preferred stock, common stock or a combination thereof, that in each case qualify as tier 1 capital of HMN at the time of issuance under the applicable risk-based capital guidelines of the OTS. Qualified equity offerings do not include issuances made in connection with acquisitions, issuances of trust preferred securities and issuances of common stock and/or perpetual preferred stock made pursuant to agreements or arrangements entered into, or pursuant to financing plans that were publicly announced, on or prior to October 13, 2008.
     After February 15, 2012, the series A preferred stock may be redeemed at any time, subject to the approval of the OTS, in whole or in part, subject to notice as described below.
     In any redemption, the redemption price is an amount equal to the per share liquidation amount plus accrued and unpaid dividends to but excluding the date of redemption.
     The series A preferred stock will not be subject to any mandatory redemption, sinking fund or similar provisions. Holders of shares of series A preferred stock have no right to require the redemption or repurchase of the series A preferred stock. Our board of directors, or a duly authorized committee of the board of directors, has full power and authority to prescribe the terms and conditions upon which the series A preferred stock will be redeemed from time to time, subject to the provisions of the certificate of designations.
     If fewer than all of the outstanding shares of series A preferred stock are to be redeemed, the shares to be redeemed will be selected either pro rata from the holders of record of shares of series A preferred stock in proportion to the number of shares held by those holders or in such other manner as our board of directors or a duly authorized committee thereof may determine to be fair and equitable.
     We will mail notice of any redemption of series A preferred stock by first class mail, postage prepaid, addressed to the holders of record of the shares of series A preferred stock to be redeemed at their respective last addresses appearing on our books. This mailing will be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed or otherwise given as described in this paragraph will be conclusively presumed to have been duly given, whether or not the holder receives the notice, and failure duly to give the notice by mail or otherwise, or any defect in the notice or in the mailing or provision of the notice, to any holder of series A preferred stock designated for redemption will not affect the redemption of any other series A preferred stock. Each notice of redemption will set forth the applicable redemption date, the redemption price, the place where shares of series A preferred stock are to be redeemed, and the number of shares of series A preferred stock to be redeemed (and, if less than all shares of series A preferred stock held by the applicable holder, the number of shares to be redeemed from the holder).
     Shares of series A preferred stock that are redeemed, repurchased or otherwise acquired by us will revert to authorized but unissued shares of our preferred stock.
Liquidation Rights
     In the event that we voluntarily or involuntarily liquidate, dissolve or wind up our affairs, holders of series A preferred stock will be entitled to receive an amount per share, referred to as the total liquidation amount, equal to the fixed liquidation preference of $1,000 per share, plus any accrued and unpaid dividends, whether or not declared, to the date of payment. Holders of the series A preferred stock will be entitled to receive the total liquidation amount out of our assets that are available for distribution to stockholders, after payment or provision for payment of our debts and other liabilities but before any distribution of assets is made to holders of our common stock or any other shares ranking, as to that distribution, junior to the series A preferred stock.
     If our assets are not sufficient to pay the total liquidation amount in full to all holders of series A preferred stock and all holders of any shares of outstanding parity stock, the amounts paid to the holders of series A preferred stock and other shares of parity stock will be paid pro rata in accordance with the respective total liquidation amount for those holders. If the total liquidation amount per share of series A preferred stock has been paid in full to all holders of series A preferred stock and other shares of parity stock, the holders of our common stock or any other shares ranking, as to such distribution, junior to the series A preferred stock will be entitled to receive all of our remaining assets according to their respective rights and preferences.
     For purposes of the liquidation rights, neither the sale, conveyance, exchange or transfer of all or substantially all of our property and assets, nor the consolidation or merger by us with or into any other corporation or by another corporation with or into us, will constitute a liquidation, dissolution or winding-up of our affairs.
Voting Rights
     Except as indicated below or otherwise required by law, the holders of series A preferred stock will not have any voting rights.
     Election of Two Directors upon Non-Payment of Dividends. If the dividends on the series A preferred stock have not been paid for an aggregate of six quarterly dividend periods or more (whether or not consecutive), the authorized number of directors then constituting our board of directors will be increased by two. Holders of series A preferred stock, together with the holders of any outstanding parity stock with like voting rights, referred to as voting parity stock, voting as a single class, will be entitled to elect the two additional members of our board of directors, referred to as the “preferred stock directors,” at the next annual meeting (or at a special meeting called for the purpose of electing the preferred stock directors prior to the next annual meeting) and at each subsequent annual meeting until all accrued and unpaid dividends for all past dividend periods have been paid in full. Upon payment in full of all accrued and unpaid dividends, the right to elect preferred stock directors will terminate, subject to revesting in the event that dividends on the series A preferred stock are not paid for an aggregate of six quarterly dividend payments. The election of any preferred stock director is subject to the qualification that the election would not cause us to violate the corporate governance requirement of The Nasdaq Stock Market (or any other exchange on which our securities may be listed) that listed companies must have a majority of independent directors.
     Upon the termination of the right of the holders of series A preferred stock and voting parity stock to vote for preferred stock directors, as described above, the preferred stock directors will immediately cease to be qualified as directors, their term of office shall terminate immediately and the number of authorized directors of HMN Financial, Inc. will be reduced by the number of preferred stock directors that the holders of series A preferred stock and voting parity stock had been entitled to elect. The holders of a majority of shares of series A preferred stock and voting parity stock, voting as a class, may remove any preferred stock director, with or without cause, and the holders of a majority of the shares of series A preferred stock and voting parity stock, voting as a class, may fill any vacancy created by the removal of a preferred stock director. If the office of a preferred stock director becomes vacant for any other reason, the remaining preferred stock director may choose a successor to fill such vacancy for the remainder of the unexpired term.
     Other Voting Rights. So long as any shares of series A preferred stock are outstanding, in addition to any other vote or consent of stockholders required by law or by our certificate of incorporation, as amended, the vote or consent of the holders of at least 66 2/3% of the shares of series A preferred stock at the time outstanding, voting separately as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:
•	any amendment or alteration of our certificate of incorporation, as amended to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of capital stock ranking senior to the series A preferred stock with respect to payment of dividends and/or distribution of assets on any liquidation, dissolution or winding up of HMN;

•	any amendment, alteration or repeal of any provision of the certificate of designations for the series A preferred stock so as to adversely affect the rights, preferences, privileges or voting powers of the series A preferred stock; or

•	any consummation of a binding share exchange or reclassification involving the series A preferred stock or of a merger or consolidation of HMN with another entity, unless the shares of series A preferred stock remain outstanding following any such transaction or, if HMN is not the surviving entity, are converted into or exchanged for preference securities and such remaining outstanding shares of series A preferred stock or preference securities have rights, references, privileges and voting powers that are not materially less favorable than the rights, preferences, privileges or voting powers of the series A preferred stock, taken as a whole.
     To the extent of the voting rights of the series A preferred stock, each holder of series A preferred stock will have one vote for each $1,000 of liquidation preference to which such holder’s shares of series A preferred stock are entitled.
     The foregoing voting provisions will not apply if, at or prior to the time when the vote or consent would otherwise be required, all outstanding shares of series A preferred stock have been redeemed or called for redemption upon proper notice and sufficient funds have been set aside by us for the benefit of the holders of series A preferred stock to effect the redemption.
DESCRIPTION OF WARRANT TO PURCHASE COMMON STOCK
     The following is a brief description of the terms of the warrant that may be resold by the selling securityholders. This summary does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to the warrant, a copy of which has been filed with the SEC and is also available upon request from us.
Shares of Common Stock Subject to the Warrant
     The warrant is initially exercisable for 833,333 shares of our common stock. If we complete one or more qualified equity offerings on or prior to December 31, 2009, that result in our receipt of aggregate gross proceeds of not less than $26 million, which is equal to 100% of the aggregate liquidation preference of the series A preferred stock, the number of shares of common stock underlying the warrant then held by the selling securityholders will be reduced by 50% to 416,666 shares. The number of shares subject to the warrant are subject to the further adjustments described below under the heading “—Adjustments to the Warrant.”
Exercise of the Warrant
     The initial exercise price applicable to the warrant is $4.68 per share of common stock for which the warrant may be exercised. The warrant may be exercised at any time on or before December 23, 2018 by surrender of the warrant and a completed notice of exercise attached as an annex to the warrant and the payment of the exercise price for the shares of common stock for which the warrant is being exercised. The exercise price may be paid either by the withholding by us of such number of shares of common stock issuable upon exercise of the warrant equal to the value of the aggregate exercise price of the warrant determined by reference to the market price of our common stock on the trading day on which the warrant is exercised or, if agreed to by us and the holder of the warrant, by the payment of cash equal to the aggregate exercise price. The exercise price applicable to the warrant is subject to the further adjustments described below under the heading "—Adjustments to the Warrant.”
     Upon exercise of the warrant, certificates for the shares of common stock issuable upon exercise will be issued to the warrantholder. We will not issue fractional shares upon any exercise of the warrant. Instead, the warrantholder will be entitled to a cash payment equal to the market price of our common stock on the last day preceding the exercise of the warrant (less the pro-rated exercise price of the warrant) for any fractional shares that would have otherwise been issuable upon exercise of the warrant. We will at all times reserve the aggregate number of shares of our common stock for which the warrant may be exercised. We have listed the shares of common stock issuable upon exercise of the warrant with The Nasdaq Stock Market.
Rights as a Stockholder
     The warrantholder shall have no rights or privileges of the holders of our common stock, including any voting rights, until (and then only to the extent) the warrant has been exercised. Treasury has agreed not to vote the shares of common stock issued to it under the warrant as long as it holds the shares.

Transferability
     The Treasury may not transfer a portion of the warrant with respect to more than 416,666 shares of common stock until the earlier of the date on which we have received aggregate gross proceeds from a qualified equity offering of at least $26 million and December 31, 2009. The warrant, and all rights under the warrant, are otherwise transferable.
Adjustments to the Warrant
     Adjustments in Connection with Stock Splits, Subdivisions, Reclassifications and Combinations. The number of shares for which the warrant may be exercised and the exercise price applicable to the warrant will be proportionately adjusted in the event we pay dividends or make distributions of our common stock, subdivide, combine or reclassify outstanding shares of our common stock.
     Anti-dilution Adjustment. Until the earlier of December 23, 2011 and the date the Treasury no longer holds the warrant (and other than in certain permitted transactions described below), if we issue any shares of common stock (or securities convertible or exercisable into common stock) for less than 90% of the market price of the common stock on the last trading day prior to pricing such shares, then the number of shares of common stock into which the warrant is exercisable and the exercise price will be adjusted. Permitted transactions include issuances:
•	as consideration for or to fund the acquisition of businesses and/or related assets;

•	in connection with employee benefit plans and compensation related arrangements in the ordinary course and consistent with past practice approved by our board of directors;

•	in connection with public or broadly marketed offerings and sales of common stock or convertible securities for cash conducted by us or our affiliates pursuant to registration under the Securities Act, or Rule 144A thereunder on a basis consistent with capital-raising transactions by comparable financial institutions (but do not include other private transactions); and

•	in connection with the exercise of preemptive rights on terms existing as of December 23, 2008.
     Other Distributions. If we declare any dividends or distributions other than our historical, ordinary cash dividends, the exercise price of the warrant will be adjusted to reflect such distribution.
     Certain Repurchases. If we effect a pro rata repurchase of common stock, both the number of shares issuable upon exercise of the warrant and the exercise price will be adjusted.
     Business Combinations. In the event of a merger, consolidation or similar transaction involving HMN and requiring stockholder approval, the warrantholder’s right to receive shares of our common stock upon exercise of the warrant shall be converted into the right to exercise the warrant for the consideration that would have been payable to the warrantholder with respect to the shares of common stock for which the warrant may be exercised as if the warrant had been exercised prior to such merger, consolidation or similar transaction.
DESCRIPTION OF COMMON STOCK
General
     The following is a brief description of our common stock that may be resold by the selling securityholders. This summary does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to our certificate of incorporation, as amended, and by-laws, copies of which have been filed with the SEC and are also available upon request from us.
     We have 11,000,000 shares of authorized common stock, of which 4,167,630 shares were outstanding as of January 20, 2009 and an additional 1,128,728 shares were reserved for issuance pursuant to outstanding warrants and our equity incentive plans.
     Holders of our common stock are entitled to receive dividends if, as and when declared by our board of directors out of any funds legally available for dividends. Holders of our common stock are also entitled, upon our liquidation, and after claims of creditors and the preferences of series A preferred stock, and any other class or series of preferred stock outstanding at the time of liquidation, to receive pro rata our net assets, if any. We pay dividends on our common stock only if we have paid or provided for all dividends on our outstanding series of preferred stock, for the then current period and, in the case of any cumulative preferred stock, including the series A preferred stock, all prior periods. Prior to the earlier of December 23, 2011, or the date on which all of the series A preferred stock has been redeemed or Treasury has transferred all of the shares of series A preferred stock to third parties that are not affiliates of Treasury, we may not, without the consent of Treasury, declare or pay a dividend or make any distribution on our common stock, other than regular quarterly cash dividends of not more than $0.25 per share, the amount of the last quarterly cash dividend per share declared on our common stock prior to October 14, 2008, as adjusted for any stock split, stock dividend, reverse stock split, reclassification or similar transaction; dividends payable solely in shares of our common stock; and dividends or distributions of rights or Junior Stock in connection with a stockholders’ rights plan.
     Our series A preferred stock has, and any other series of preferred stock upon issuance will have, preference over our common stock with respect to the payment of dividends and the distribution of assets in the event of our liquidation or dissolution. Our preferred stock also has such other preferences as currently, or as may be, fixed by our board of directors.
     Holders of our common stock are entitled to one vote for each share that they hold and are vested with all of the voting power except as our board of directors has provided, or may provide in the future, with respect to preferred stock or any other class or series of preferred stock that the board of directors may hereafter authorize. Shares of our common stock are not redeemable, and have no subscription, conversion, preemptive or sinking fund rights.
     Our common stock is listed on The Nasdaq Stock Market. Outstanding shares of our common stock are validly issued, fully paid and non-assessable. Holders of our common stock are not, and will not be, subject to any liability as stockholders.
Transfer Agent and Registrar
     The transfer agent and registrar for our common stock is Wells Fargo Bank, N.A.
Restrictions on Ownership
     Federal law requires OTS approval prior to any direct or indirect acquisition of “control” (as defined in OTS regulations) of Home Federal Savings Bank, including any acquisition of control of us.
Provisions Related to a Change in Control
     Certain provisions included in our certificate of incorporation, as amended, and by-laws, as well as certain provisions of the Delaware General Corporation Law and federal law, may discourage, delay or prevent potential acquisitions of control of us, particularly when attempted in a transaction that is not negotiated directly with, and approved by, our board of directors. See “Risk Factors — Provisions of our certificate of incorporation and bylaws, as well as Delaware and federal law, may discourage, delay or prevent an acquisition of control of us, even in situations that may be viewed as desirable by our stockholders” for more information.
PLAN OF DISTRIBUTION
     The selling securityholders and their successors, including their transferees, may sell the securities directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of the securities. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.
     The securities may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions:
•	on any national securities exchange or quotation service on which the preferred stock or the common stock may be listed or quoted at the time of sale, including, as of the date of this prospectus, the NASDAQ Global Market in the case of the common stock;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or services or in the over-the-counter market; or

•	through the writing of options, whether the options are listed on an options exchange or otherwise.
     In addition, any securities that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.
     In connection with the sale of the securities or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the common stock issuable upon exercise of the warrant in the course of hedging the positions they assume. The selling securityholders may also sell short the common stock issuable upon exercise of the warrant and deliver common stock to close out short positions, or loan or pledge the series A preferred stock or the common stock issuable upon exercise of the warrant to broker-dealers that in turn may sell these securities.
     The aggregate proceeds to the selling securityholders from the sale of the securities will be the purchase price of the securities less discounts and commissions, if any.
     In effecting sales, broker-dealers or agents engaged by the selling securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling securityholders in amounts to be negotiated immediately prior to the sale.
     In offering the securities covered by this prospectus, the selling securityholders and any broker-dealers who execute sales for the selling securityholders may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act in connection with such sales. Any profits realized by the selling securityholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions. Selling securityholders who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory and regulatory liabilities, including liabilities imposed pursuant to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Securities Exchange Act of 1934, or the Exchange Act.
     In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
     The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities pursuant to this prospectus and to the activities of the selling securityholders. In addition, we will make copies of this prospectus available to the selling securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of the NASDAQ Global Market pursuant to Rule 153 under the Securities Act.
     At the time a particular offer of securities is made, if required, a prospectus supplement will set forth the number and type of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.
     Neither the series A preferred stock nor the warrant is listed on an exchange. Unless requested by the initial selling securityholder, we do not intend to list the series A preferred stock or the warrant on any exchange. No assurance can be given as to the liquidity of the trading market, if any, for the series A preferred stock or the warrant.
     We have agreed to indemnify the selling securityholders against certain liabilities, including certain liabilities under the Securities Act. We have also agreed, among other things, to bear substantially all expenses (other than underwriting discounts and selling commissions) in connection with the registration and sale of the securities covered by this prospectus.
SELLING SECURITYHOLDERS
     On December 23, 2008, we issued the securities covered by this prospectus to the United States Department of the Treasury, which is the initial selling securityholder under this prospectus, in a transaction exempt from the registration requirements of the Securities Act. The initial selling securityholder, or its successors, including transferees, may from time to time offer and sell, pursuant to this prospectus or a supplement to this prospectus, any or all of the securities they own. The securities to be offered under this prospectus for the account of the selling securityholders are:
•	26,000 shares of series A preferred stock, representing beneficial ownership of 100% of the shares of series A preferred stock outstanding on the date of this prospectus;

•	a warrant to purchase 833,333 shares of our common stock, representing beneficial ownership of approximately 16.7% of our common stock as of January 20, 2009; and

•	833,333 shares of our common stock issuable upon exercise of the warrant, which shares, if issued, would represent ownership of approximately 16.7% of our common stock as of January 20, 2009.
     For purposes of this prospectus, we have assumed that, after completion of the offering covered by this prospectus, none of the securities covered by this prospectus will be held by the selling securityholders.
     Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. To our knowledge, the initial selling securityholder has sole voting and investment power with respect to the securities.
     We do not know when or in what amounts the selling securityholders may offer the securities for sale. The selling securityholders might not sell any or all of the securities offered by this prospectus. Because the selling securityholders may offer all or some of the securities pursuant to this offering, and because currently no sale of any of the securities is subject to any agreements, arrangements or understandings, we cannot estimate the number of the securities that will be held by the selling securityholders after completion of the offering.
     Other than with respect to the acquisition of the securities, the initial selling securityholder has not had a material relationship with us.
     Information about the selling securityholders may change over time and changed information will be set forth in supplements to this prospectus if and when necessary.
LEGAL MATTERS
     The validity of the series A preferred stock, the warrant, and the common stock offered hereby will be passed upon for us by Faegre & Benson LLP.
EXPERTS
     The consolidated financial statements of HMN Financial, Inc. as of December 31, 2007 and 2006, and for each of the years in the three-year period ended December 31, 2007, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2007 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
     This prospectus, which forms part of the registration statement, does not contain all of the information in the registration statement. In addition, we file annual, quarterly and current reports, proxy statements and other information with the SEC. The registration statement and our other SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy the registration statement and any other document we file with the SEC at its public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Copies of certain information filed by us with the SEC are also available on our website at www.justcallhome.com. Our website is not a part of this prospectus.
     The SEC allows us to “incorporate by reference” information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. In all cases, you should rely on the later information over different information included in this prospectus.
     We incorporate by reference the documents listed below, all filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the date of the initial registration statement and prior to the effectiveness of the registration statement, and all future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, thereafter and prior to the termination of the offering, except in each case to the extent that any information contained in such filings is deemed “furnished” in accordance with SEC rules:
•	Our Annual Report on Form 10-K for the year ended December 31, 2007, filed on March 4, 2008.

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, filed on May 5, 2008, our Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, filed on August 1, 2008, and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, filed on November 3, 2008 and amended on December 19, 2008.

•	Our Current Reports on Form 8-K filed on January 28, 2008, June 2, 2008, July 25, 2008, August 29, 2008, October 21, 2008, and December 23, 2008.

•	The description of our common stock contained in the Registration Statement on Form 8-A as filed on May 12, 1994 including any amendments or reports filed for the purpose of updating the description, SEC File No. 0-24100.
     You may request a copy of these filings, at no cost, by writing to or telephoning us at:
HMN Financial, Inc.
1016 Civic Center Drive Northwest
PO Box 6057
Rochester, Minnesota 55901
Telephone: (507) 535-1200
Attention: Corporate Secretary
     You should rely only on the information incorporated by reference or provided in this prospectus and any prospectus supplement. We have not authorized anyone else to provide you with additional or different information.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution
     The following table sets forth the various expenses to be incurred in connection with the sale and distribution of the securities being registered hereby, all of which will be borne by HMN (except any underwriting discounts and commissions and expenses incurred by the selling securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling securityholders in disposing of the shares). All amounts shown are estimates except the SEC registration fee.

SEC registration fee	$1,175
Legal fees and expenses	$50,000
Accounting fees and expenses	$10,000
Other	$1,500
Total Expenses	$62,675
Item 15. Indemnification of Directors and Officers
     Article ELEVENTH of our certificate of incorporation, as amended, provides for indemnification of our directors and officers against any and all liabilities, judgments, fines and reasonable settlements, costs, expenses and attorneys’ fees incurred in any actual, threatened or potential proceeding, except to the extent that such indemnification is limited by Delaware law and such law cannot be varied by contract or bylaw. Article ELEVENTH also provides for the authority to purchase insurance with respect thereto.
     Section 145 of the Delaware General Corporation Law authorizes a corporation’s board of directors to grant indemnity under certain circumstances to directors and officers, when made, or threatened to be made, parties to certain proceedings by reason of such status with the corporation, against judgments, fines, settlements and expenses, including attorneys’ fees. In addition, under certain circumstances such persons may be indemnified against expenses actually and reasonably incurred in defense of a proceeding by or on behalf of the corporation. Similarly, the corporation, under certain circumstances, is authorized to indemnify directors and officers of other corporations or enterprises who are serving as such at the request of the corporation, when such persons are made, or threatened to be made, parties to certain proceedings by reason of such status, against judgments, fines, settlements and expenses, including attorneys’ fees; and under certain circumstances, such persons may be indemnified against expenses actually and reasonably incurred in connection with the defense or settlement of a proceeding by or in the right of such other corporation or enterprise. Indemnification is permitted where such person (i) was acting in good faith; (ii) was acting in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation or other corporation or enterprise, as appropriate (iii) with respect to a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful; and (iv) was not adjudged to be liable to the corporation or other corporation or enterprise (unless the court where the proceeding was brought determines that such person is fairly and reasonably entitled to indemnity).
     Unless ordered by a court, indemnification may be made only following a determination that such indemnification is permissible because the person being indemnified has met the requisite standard of conduct. Such determination may be made (i) by a majority vote of the corporation’s directors who are not parties to such proceeding even though less than a quorum; or (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum; or (iii) if there are no such directors, or if the directors so direct, by independent legal counsel in a written opinion; or (iv) by the stockholders.
     Section 145 also permits expenses incurred by directors and officers in defending a proceeding to be paid by the corporation in advance of the final disposition of such proceedings upon the receipt of an undertaking by the director or officer to repay such amount if it is ultimately determined that he is not entitled to be indemnified by the corporation against such expenses.
     Under a directors’ and officers’ liability insurance policy, our directors and officers are insured against certain liabilities, excluding certain liabilities under the Securities Act.
Item 16. Exhibits
     See the Exhibit Index on page II-5, which is incorporated into this registration statement by reference.

Item 17. Undertakings
     The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
          (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended, or Securities Act of 1933;
          (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
          (iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;
provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.
     (2) That, for the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
          (i) each prospectus filed by a registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
          (ii) each prospectus required to be filed pursuant to Rule 424(b)(2), 424(b)(5), or 424(b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), 415(a)(1)(vii), or 415(a)(1)(x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of the securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
     (5) That, for the purpose of determining liability of a registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:
The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
          (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
          (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

          (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
          (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
     The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the indemnification provisions described herein, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rochester, State of Minnesota, on January 22, 2009.

HMN FINANCIAL, INC.
/s/ Jon Eberle
Jon Eberle
Senior Vice President, Chief Financial Officer and Treasurer

POWER OF ATTORNEY
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated. Each such person whose signature appears below, hereby makes, constitutes and appoints Jon Eberle or his respective true and lawful attorney, with full power to sign for such person and in such person’s name and capacity indicated below, and with full power of substitution, any and all amendments, including post-effective amendments, to this Registration Statement, hereby ratifying and confirming such person’s signature as it may be signed by said attorney to any and all amendments.

Name	Title	Date
/s/ Michael McNeil Michael McNeil	President, Chief Executive Officer and Director (principal executive officer)	January 22, 2009

/s/ Jon Eberle Jon Eberle	Senior Vice President, Chief Financial Officer and Treasurer (principal accounting officer and principal financial officer)	January 22, 2009

/s/ Timothy R. Geisler Timothy R. Geisler	Chairman of the Board	January 22, 2009

/s/ Duane D. Benson Duane D. Benson	Director	January 22, 2009

/s/ Allan R. DeBoer Allan R. DeBoer	Director	January 22, 2009

/s/ Mahlon C. Schneider Mahlon C. Schneider	Director	January 22, 2009

/s/ Susan K. Kolling Susan K. Kolling	Director	January 22, 2009

/s/ Michael J. Fogarty Michael J. Fogarty	Director	January 22, 2009

/s/ Malcom W. McDonald Malcom W. McDonald	Director	January 22, 2009

/s/ Karen L. Himle Karen L. Himle	Director	January 22, 2009

EXHIBIT INDEX

Exhibit No.		Description
3.1
Amended and Restated Certificate of Incorporation of HMN Financial, Inc. (incorporated by reference to Exhibit 3(a) to the Company’s Quarterly Report on Form 10-Q filed with the Commission on May 14, 1998 (File No. 0-24100)).

3.2
Amended and Restated Bylaws of HMN Financial, Inc. (incorporated by reference to Exhibit 3.2 to the Company’s Quarterly Report on Form 10-Q/A filed with the Commission on December 19, 2008 (File No. 0-24100)).

4.1
Warrant to Purchase Common Stock, dated December 23, 2008 (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Commission on December 23, 2008 (File No. 0-24100)).

4.2
Letter Agreement, dated December 23, 2008, including Securities Purchase Agreement—Standard Terms incorporated by reference therein, between the Company and the United States Department of Treasury (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on December 23, 2008 (File No. 0-24100)).

4.3
Certificate of Designations of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, dated December 19, 2008 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Commission on December 23, 2008 (File No. 0-24100)).

4.4		Form of Common Stock Certificate (incorporated by reference to Exhibit 4 to the Company’s Registration Statement on Form S-1 dated April 1, 1994 (File No. 33-77212)).

5.1	*	Opinion of Faegre & Benson LLP

12.1	*	Computation of Ratios of Earnings to Fixed Charges for Periods ended September 30, 2008 and December 31, 2007, 2006, 2005, 2004 and 2003

23.1	*	Consent of KPMG LLP, independent registered public accounting firm.

23.2		Consent of Faegre & Benson LLP (included in Exhibit 5.1).

24.1		Powers of Attorney (included in signature pages).

*	Filed herewith.